AGREEMENT

This Agreement is made as of January 24, 2012, by and between 22nd Century Group, Inc., a Nevada corporation (“22nd Century”), and Foley & Lardner LLP, a Wisconsin limited liability partnership (“Foley”).

WHEREAS, Foley has performed and continues to perform legal work on behalf of 22nd Century for which 22nd Century owes Foley an aggregate amount of accounts receivable and work in progress equal to approximately Two Hundred Fifty Nine Thousand Seven Hundred Fifty Four Dollars ($259,754.00) as of January 19, 2012, as reflected on the summary of the historical invoices and the summary work in progress report attached hereto (collectively, the “Debt”), which Debt does not include the additional indebtedness owed by 22nd Century to Foley as evidenced by an outstanding Promissory Note, dated March 30, 2011, as previously issued by 22nd Century to Foley in the principal amount of Three Hundred Fifty Thousand Dollars ($350,000.00);

WHEREAS, Foley and 22nd Century mutually desire to resolve such Debt prior to the fiscal year end of Foley on January 31, 2012; and

WHEREAS, Foley is willing to accept from 22nd Century, and 22nd Century is willing to pay to Foley, a combination of cash and shares of common stock of 22nd Century as further described in this Agreement in order to resolve the Debt.

NOW, THEREFORE, in consideration for the mutual premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1. 22nd Century hereby agrees to pay to Foley, and Foley hereby agrees to accept from 22nd Century, the following amounts at the following times in consideration for the extinguishment of the Debt: (i) Fifty Thousand Dollars ($50,000.00) in cash by wire transfer of immediately available funds from 22nd Century to Foley on the next business day immediately following the date of execution of this Agreement by 22nd Century and Foley, and (ii) One Million (1,000,000) shares (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), of 22nd Century to be privately issued by 22nd Century to Foley, with the physical delivery of the stock certificates evidencing the Shares issued in the name of Foley & Lardner LLP to be made to Foley within five (5) business days immediately following the date of execution of this Agreement by 22nd Century and Foley, and with such delivery to be made by overnight delivery service from the stock transfer agent of 22nd Century to the following person and address on behalf of Foley: Stephen A. Bent, Esq., Foley & Lardner LLP, 3000 K Street, N.W., Sixth floor, Washington, D.C. 20007 (phone: 202-672-5404). 22nd Century and Foley mutually understand and agree that the total number and market value of the Shares and such cash amount are greater than the total amount of the Debt for many reasons, including but not limited to the following: (i) Foley is being induced by 22nd Century to accept the Shares under the terms of this Agreement in lieu of greater cash amount for payment of the Debt in order to help the Company conserve its cash for its operating needs, (ii) the Shares will be “restricted securities” under the securities laws because the Shares are being privately issued by 22nd Century to Foley, (iii) the Shares will not be able to be sold by Foley until either the expiration of the holding period under Rule 144 as promulgated under the Securities Act of 1933 or the registration of the resale of the Shares as provided in Section 3 of this Agreement, (iv) the public trading market of the Shares is limited, and (v) 22nd Century is issuing the Shares to Foley, and Foley is accepting the Shares from 22nd Century, at a price per share equal to approximately the average of the closing sale price per share of the Common Stock on the over-the-counter market for the ten (10) trading days prior to the date of this Agreement, (equating to $381,000 per Nasdaq.com).

2. Foley hereby agrees that, upon the actual receipt by Foley from 22nd Century of the cash and Shares described in Section 1 of this Agreement, Foley shall consider the Debt to be fully paid, and any excess value of the Shares that is greater than the Debt will be a credit against which Foley bills its future legal services until the earlier of either (i) the exhaustion of such credit amount or (ii) 22nd Century’s closing upon a licensing transaction, acquisition transaction, and/or capital raising transaction that provides 22nd Century with cash, in which event 22nd Century shall recommence paying its legal fees to Foley in cash. Nothing in this Agreement shall affect the ongoing obligation of 22nd Century to continue to pay Foley in cash for out-of-pocket costs, filing fees, and reimbursable expenses.

3. The Shares to be issued by 22nd Century to Foley under this Agreement shall have “piggy-back” registration rights. 22nd Century hereby agrees to include the Shares in the first registration statement filed by 22nd Century with the U.S. Securities Exchange Commission (“SEC”) after the date of this Agreement and to cause such registration statement to be declared effective by the SEC as promptly as practicable thereafter, with 22nd Century to be solely liable for all costs relating thereto.

4. 22nd Century has been advised by Foley to seek review of this Agreement by separate legal counsel. 22nd Century hereby waives any conflict of interest and any other claims against Foley with respect to the resolution of the issues covered by this Agreement, since Foley is one of the current and continuing legal counsels of 22nd Century.

5. Each party represents and warrants that it has obtained all necessary approvals and consents to enter into this Agreement and that the terms of this Agreement do not violate any other agreement to which such party is bound or obligated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

22nd Century Group, Inc.	22nd Century Group, Inc.

/s/ Joseph Pandolfino	/s/ Henry Sicignano III
Joseph Pandolfino	Henry Sicignano III
Chief Executive Officer	President

Foley & Lardner LLP

/s/ Stephen A. Bent

Stephen A. Bent

Partner